Exhibit 99.1



        MBIA Inc. Reports 51 Percent Increase in First Quarter
    Earnings Per Share Operating Earnings Per Share up 11 Percent


    ARMONK, N.Y.--(BUSINESS WIRE)--May 6, 2003--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, reported today that net income for the first quarter was $223.3 million compared with $152.4 million in the same period last year, a 47 percent increase. First quarter diluted earnings per share increased 51 percent to $1.54 from $1.02 in 2002.


Diluted earnings per share information
----------------------------------------------------------------------
                                                     Three Months
                                                        Ended
                                                       March 31
                                                   2003          2002
                                                --------      -------
Net income                                        $1.54         $1.02
 Cumulative effect of accounting change            0.00         (0.05)
                                                --------      --------
Net income before accounting change                1.54          1.07

 Net realized gains                                0.13          0.00
 Change in fair value of derivative instruments    0.27          0.05
                                                --------      --------
Operating income (1)                              $1.13         $1.02

(1) Comparable to First Call estimates.



    Net income and the unrealized appreciation on the company's investment portfolio increased MBIA's book value per share at March 31, 2003 to $39.38 from $32.42 at March 31, 2002, up 21 percent.
Adjusted book value (ABV) per share at March 31, 2003 rose 15 percent to $52.36 from $45.51 a year ago. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums and the unrealized gains or losses on investment contract liabilities. The company modified the discount rate and other factors in the calculation of ABV, which are described in detail under the section "ABV and ADP Calculations." Without the net effect of these changes, ABV at March 31, 2003 would have increased to $53.52 per share.
    The low interest rate environment continued to affect both the company's operating results and book value. MBIA's previously announced reduction in investment portfolio duration combined with declining yields resulted in flat pre-tax investment income for the insurance operations. However, sales of investments to reduce the duration of the investment portfolio resulted in a $30 million net realized gain for the quarter. Unrealized gains in the company's investment portfolio driven primarily by interest rate declines increased the annual growth in book value per share and adjusted book value per share by 10 and 8 percent, respectively.
    Continued weakness in the equity markets resulted in the disappointing performance of MBIA's asset management business. Total average assets under management fell 9 percent compared to last year's first quarter due to a sharp decline in equity assets under management at 1838 Investment Advisors. Operating income in the company's asset management business declined 10 percent as solid fixed-income results did not offset the weak performance of the company's equity operations. Ending assets under management and operating income were up 2 and 17 percent, respectively, over the fourth quarter of 2002.
    For the first quarter of 2003, the company had a mark-to-market unrealized gain of $60 million, virtually all attributable to synthetic collateralized debt obligations (CDOs). MBIA's valuation of synthetic CDOs is sensitive to changes in credit spreads and, therefore, the positive mark for the quarter reflects the impact of tighter credit spreads in the investment grade bond market. As part of MBIA's ongoing efforts to enhance its assessment of market values, the company expanded its market data sources in the first quarter to avoid undue reliance on any single data vendor.

    Insurance Operations

    Continued strong demand for MBIA's guarantee helped drive growth in adjusted direct premium (ADP). For the first quarter of 2003, ADP, which consists of both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, increased 57 percent to $243.5 million from $155.4 million in the same period in 2002. Effective in the first quarter of 2003, the company changed the discount rate used in the calculation of ADP (see section "ABV and ADP Calculations"). Under the previously used discount rate, ADP would have increased 51 percent in the first quarter of 2003 compared with last year's first quarter.


MBIA  - Adjusted Direct Premium
(in millions)                                  Three Months
                                                  Ended
                                                March 31
                                               2003   2002  % Change
                                             -------------- ---------
Global Public Finance
     United States                           $132.2  $94.3       40
     Non-United States                         31.1    3.6      n/m
                                            ------- -------- ---------
Total                                         163.3   97.9       67

Global Structured Finance
     United States                             40.5   51.7      (22)
     Non-United States                         39.7    5.8      n/m
                                            ------- -------- ---------
Total                                          80.2   57.5       39

Total                                        $243.5 $155.4       57



    Global public finance showed strong growth for the quarter, with a 40 percent increase in domestic ADP over last year's first quarter. International public finance production was up compared to minimal production outside of the U.S. in the first quarter of last year. Credit quality for global public finance remained high, with 91 percent of insured business written rated Single-A or above in the first quarter of 2003 compared with 92 percent in the same period of 2002.
    The increase in domestic municipal issuance in the first quarter of 2003 continued to be driven by the low interest rate environment and increased budget deficits as new issuance volume was $84.6 billion, a 25 percent increase. Insured penetration was 55 percent for the first quarter.
    Global structured finance had a solid quarter primarily due to international business production. Although domestic ADP was down 22 percent for the quarter, international ADP rose against very light production in the first quarter of 2002. In global structured finance, 55 percent of insured business written in the first quarter of 2003 was rated Single-A or higher, down from 71 percent in the same period of 2002.
    Worldwide securitization volume was robust in the first quarter, increasing 24 percent over the same period last year. A 46 percent decrease in worldwide CDO volume was offset by growth in U.S. public asset-backed securities and mortgage-backed securities.
    Net premiums written for the first quarter of 2003 rose 67 percent to $224.0 million from $134.5 million, due to both increased new business activity, particularly in domestic public finance, and a lower reinsurance cession rate. Total earned premium rose 16 percent to $161.2 million from $139.0 million, as earned premium from refundings was up 41 percent to $20.5 million in the first quarter of 2003 due to a very robust municipal market. The growth in net premiums earned reflects the increase in new business production in the second half of last year.
    Pre-tax net investment income in the first quarter of 2003, excluding net realized gains, was $106.4 million compared with $106.2 million in the same period of 2002, reflecting the continuing low-yield environment as well as the implementation of the company's duration-shortening strategy. First quarter after-tax net investment income decreased by 2 percent to $85.4 million in 2003, compared with $86.7 million in the same period last year, due to a shift in asset allocation towards a greater proportion of taxable investments.
    MBIA's advisory fees in the first three months of 2003 were up 88 percent to $13.3 million from $7.1 million during the same period of 2002 as a result of increased new business production and fees related to the activities of MBIA's Insured Portfolio Management Division.
    Insurance operating expenses were up 17 percent for the first quarter. As a result of a periodic review, the company altered the allocation of expenses among the insurance operations and other segments of the business, allocating more expenses to the insurance segment. Insurance operating expenses would have increased 8 percent under the prior expense allocation formula. The statutory expense ratio for insurance operations was a very satisfactory 11.7 percent for the first quarter, compared to 23.3 percent in the first quarter of 2002, while the GAAP expense ratio remained relatively consistent at 22.6 percent.
    MBIA's pre-tax operating income from insurance operations rose 10 percent to $227.6 million from $206.1 million in last year's first quarter.

    Risk Management and Loss Reserves

    The company incurred $16.9 million in loss and loss adjustment expenses in the first quarter of 2003, a 13 percent increase compared with $14.9 million in last year's first quarter. The increase was driven by the growth in scheduled earned premium, which is the basis of the company's loss reserving formula. Total case-incurred activity was $13.4 million in the first quarter of 2003, which consisted of additional reserves for a previously disclosed guarantee of insurance company debt obligations issued in 1998 and additional case reserves for MBIA's guaranteed tax lien portfolios, Allegheny Health, Education and Research Foundation (AHERF) accretion and other minor activity.
    The insurance company referenced above defaulted on payment of principal of its $75 million of senior notes that were due April 1, 2003, of which MBIA insured $55 million. MBIA paid the principal and interest due on April 1, and pursuant to an agreement that extended the maturity of the notes for an additional 120 days, the company reimbursed MBIA for the accrued interest through April 1, 2003. MBIA is working closely with the insurance company management and regulatory authorities to ensure the orderly run-off of the underlying insurance operations. Although MBIA has established a case loss reserve for this insured obligation, it currently expects that it will ultimately recover substantially all of the amounts it paid under the policy.
    Regarding MBIA's consumer-backed portfolio, the company has transferred the servicing on the auto loan securitizations it insured for Union Acceptance Corporation (UAC). UAC announced in April that it sold its servicing platform and the rights to service its securitized receivables to Systems & Service Technologies, Inc., a subsidiary of J.P. Morgan Chase. The servicing transfer transaction was approved by MBIA and strengthens MBIA's security through cross-collateralization of the 17 outstanding transactions. The company has $1.1 billion of net par exposure to UAC securitizations, which is expected to run-off over the next six years.
    In the case of two credit card securitizations insured for the Spiegel Group, a payout event has occurred and, as a result, all collections, after payment of expenses and servicing fees, are being used to pay down the MBIA-insured notes. The Office of the Comptroller of the Currency has required First Consumers National Bank, the servicer for the transactions, to resign as servicer by June 30, 2003. MBIA has finalized arrangements with a successor servicer. As previously announced, MBIA increased the amount of credit enhancement in the insured transactions as result of the Settlement Agreement with Spiegel in May 2002. The company has $840 million of net par exposure to the Spiegel Credit Card Master Note Trust, which is expected to amortize over the next four years. MBIA does not expect any material losses on this exposure at this time.
    During the first quarter, MBIA exercised its rights to purchase certain US Airways Trust Certificates insured by the company. MBIA has $527 million of net par exposure to equipment trust certificates backed by aircraft leased to US Airways and does not expect to incur a loss with respect to this exposure.
    Under the terms of the trust agreements relating to these certificates, MBIA had the right to purchase these certificates due to the bankruptcy filing by US Airways. The purchase price for the certificates was approximately $1.5 billion. MBIA arranged financing for, and an immediate sale of, approximately $1.4 billion of the certificates to a third party. As part of the transaction, MBIA gained certain voting rights over the certificates. Due to their attractive yield, MBIA also retained approximately $100 million of the certificates for its own portfolio.
    The airport sector has sustained significant stress from a combination of events, including the September 11th tragedy, the Iraqi war, the three-year economic downturn and the new SARS epidemic. As of March 31, 2003, MBIA's global airport exposure was $16.0 billion, which is 3.2 percent of the company's total net par outstanding. The company continues to monitor this sector closely, but to date is satisfied that airports around the world seem to be adjusting appropriately to the financial implications of reduced traffic levels.
    There have been no significant developments in MBIA's litigation with Royal Indemnity Company. MBIA sued Royal in Federal District Court in Delaware seeking enforcement of the policies that Royal issued in connection with several vocational student loan securitizations that MBIA also insured. While the Federal District Court in Delaware has denied Royal's motion to dismiss MBIA's suit, MBIA's motion for summary judgment is still pending. Royal is seeking a legal declaration in Texas that it is not obligated to pay on its policies. MBIA has gross par exposure of $365 million ($345 million net of reinsurance) under the Royal/SFC Student Loan Program. Claims paid to date by MBIA are less than $150,000. As a result of improved recoveries on defaulted loans, the company is currently projecting that total claim payments in 2003 will be less than $5 million. MBIA expects to prevail in the litigation and to incur no ultimate losses.

    Investment Management Services

    The performance of MBIA's asset management business in the quarter was impacted by the continued difficult environment for equities. The decline in equity assets under management was only partially offset by new fixed-income business. The market value of average assets under management was $35.3 billion in the first quarter of 2003, down 9 percent from $38.9 billion in last year's first quarter as equity assets dropped from $9.6 billion to $4.1 billion.
    As of March 31, 2003, MBIA's investment portfolio increased 22 percent to $17.4 billion from $14.2 billion on March 31, 2002. Assets supporting the investment agreement and medium-term note businesses grew to $8.3 billion from $6.4 billion a year ago, a 29 percent increase over last year's first quarter. The average quality of all fixed-income investments continues to be Double-A.
    Despite a strong performance in the company's investment agreement business, pre-tax operating income from investment management services for the first quarter of 2003 decreased 10 percent to $13.4 million from $14.9 million in last year's first quarter.

    Municipal Services

    For the first quarter of 2003, municipal services operations reported a $52,000 pre-tax operating profit compared with $87,000 in the same period last year.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first quarter increased 23 percent to $18.2 million from $14.8 million in the same period last year. This segment benefited by $2 million as a result of the reallocation of expenses between the company's various business segments. The reallocation of expenses from other business segments to the insurance operations has no impact on the company's net income. A 32 percent increase in interest expense resulting from additional debt issued in the third quarter of 2002 was only partially offset by an increase in investment income and a reduction in corporate expenses.

    Gains and Losses

    In the first quarter of 2003, MBIA recorded net realized gains of $30.2 million compared with a net realized loss of $0.8 million in the first quarter of 2002 as the company reduced the duration of its investment portfolio in 2003.
    The company recorded a pre-tax net unrealized gain of $60.2 million for the first quarter of 2003 under SFAS 133, compared with a pre-tax net unrealized gain of $11.9 million for the first quarter of 2002. This $0.27 per share impact from the mark-to-market unrealized gain was primarily attributable to synthetic CDOs. MBIA's valuation of synthetic CDOs is sensitive to changes in credit spreads, and, therefore, the unrealized gain reflects the impact of tighter credit spreads in the investment grade bond market. As part of MBIA's ongoing efforts to enhance its assessment of market values, the company expanded its market data sources in the first quarter to avoid undue reliance on any single data vendor. As noted last quarter, the requirement to mark-to-market the company's synthetic CDOs can cause significant volatility in the company's reported results without necessarily providing any additional information regarding the likelihood of future credit losses. MBIA's synthetic CDO portfolio continues to perform very well from a credit perspective, and the company continues to believe that it will not incur any material losses in either its synthetic or cash-funded CDO portfolios.

    ABV and ADP Calculations

    Effective in the first quarter of 2003, the company changed the discount rate used in the calculation of ABV and ADP to more accurately reflect the current interest rate environment. The discount rate will be adjusted each quarter and will be equal to the weighted average yield on the company's investment portfolio for the prior quarter. MBIA has historically used this approach for estimating the present value of case loss reserves. The discount rate for the first quarter was 5.6 percent as compared to a fixed 9.0 percent rate previously used for the calculation of ABV and ADP. As a result, ABV, ADP and case loss reserves are now all discounted at the same rate. Also beginning with the first quarter, MBIA adopted a more conservative calculation of ABV by applying the same 12 percent factor used in its formula for determining loss and loss adjustment expenses on deferred premium revenue, prepaid reinsurance premiums and the present value of installment premiums.

    Share Repurchase

    The company reinitiated its share buyback program, purchasing 1.25 million shares during the first quarter at an average cost of $37.11 per share. Approximately 2.3 million shares remain in the company's
11.3 million-share buyback program.

    Corporate Developments

    MBIA recently made an investment of $25 million in RAM Reinsurance Company Ltd., a financial guarantee reinsurance company based in Bermuda. By completing its most recent capital funding, Ram Re's Triple-A rating was reaffirmed by Standard & Poor's and its outlook changed from negative to stable. The company's investment in RAM Re provides MBIA with an attractive return while increasing Triple-A-rated reinsurance capacity. Despite the recent downgrades of a number of reinsurers, MBIA continues to have adequate reinsurance capacity to satisfy its business needs going forward.
    As of the end of the quarter, the outstanding balance of commercial paper or medium-term notes issued by special purpose vehicles (SPV) administered by MBIA was approximately $7.5 billion. The company continues to expect that the assets and liabilities of the SPVs will be consolidated on the company's balance sheet in the third quarter. The consolidation of the assets and liabilities is not expected to have a material impact on net income.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Neil Budnick, the company's chief financial officer, followed by a question and answer session. The conference call will be webcast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This document contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. Risk factors are detailed in our 10K, which is available on our Web site, www.mbia.com. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.



                         MBIA INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
      ----------------------------------------------------------------
              (dollars in thousands except per share amounts)

                                              March 31,      Dec. 31,
                                                2003          2002
                                           ------------- -------------
Assets
--------------------------------------
    Investments:
      Fixed-maturity securities held as
       available-for-sale at fair
       value (amortized cost $7,590,223
       and $7,555,978)                      $8,128,081     $8,093,650
      Short-term investments                   792,148        687,238
      Other investments                        198,663        212,673
                                           ------------   ------------
                                             9,118,892      8,993,561
      Investment agreement and medium-term
       note portfolios held as
       available-for-sale at fair value
       (amortized cost $6,992,624 and
       $7,080,870)                           7,347,027      7,433,615
      Investment agreement portfolio
       pledged as collateral at fair
       value (amortized cost $882,550 and
       $646,287)                               916,327        667,854
                                           ------------   ------------
       Total investments                    17,382,246     17,095,030

    Cash and cash equivalents                  288,177         83,218
    Accrued investment income                  217,045        215,265
    Deferred acquisition costs                 303,801        302,222
    Prepaid reinsurance premiums               530,488        521,641
    Reinsurance recoverable on unpaid
     losses                                     44,222         43,828
    Goodwill                                    90,041         90,041
    Property and equipment (net of
     accumulated depreciation)                 126,004        128,441
    Receivable for investments sold             54,017         91,767
    Derivative assets                          177,336        191,755
    Other assets                                86,623         88,893
                                           ------------   ------------
      Total assets                         $19,300,000    $18,852,101
                                           ============   ============

Liabilities and Shareholders' Equity
-----------------------------------------
    Liabilities:
      Deferred premium revenue              $2,828,100     $2,755,046
      Loss and loss adjustment expense
       reserves                                577,294        573,275
      Investment agreement and medium-term
       note obligations                      6,718,370      6,666,595
      Investment repurchase agreement
       obligations                             489,670        563,967
      Securities sold under agreements to
       repurchase                              719,167        539,561
      Long-term debt                         1,035,690      1,033,070
      Current income taxes                      84,203         17,648
      Deferred income taxes                    484,832        471,534
      Deferred fee revenue                      23,998         24,838
      Payable for investments purchased        119,526         58,436
      Derivative liabilities                   240,764        309,749
      Other liabilities                        313,823        345,031
                                           ------------   ------------
       Total liabilities                    13,635,437     13,358,750

    Shareholders' Equity:
      Common stock                             152,886        152,555
      Additional paid-in capital             1,256,881      1,239,313
      Retained earnings                      4,089,596      3,895,112
      Accumulated other comprehensive
       income                                  550,668        541,250
      Unallocated ESOP shares                     (170)          (653)
      Unearned compensation - restricted
       stock                                   (17,416)       (12,646)
      Treasury stock                          (367,882)      (321,580)
                                           ------------   ------------
       Total shareholders' equity            5,664,563      5,493,351

      Total liabilities and shareholders'
       equity                              $19,300,000    $18,852,101
                                           ============   ============



                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                                           Three Months Ended March 31
                                                 2003         2002
                                             ------------ ------------
Insurance Operations
 Revenues:
   Gross premiums written                       $288,147     $186,772
   Ceded premiums                                (64,119)     (52,315)
                                             ------------ ------------
      Net premiums written                       224,028      134,457

   Scheduled premiums earned                     140,653      124,486
   Refunding premiums earned                      20,527       14,552
                                             ------------ ------------
      Premiums earned                            161,180      139,038

   Net investment income                         106,421      106,199
   Advisory fees                                  13,302        7,089
                                             ------------ ------------
      Total insurance revenues                   280,903      252,326

 Expenses:
   Losses and LAE incurred                        16,878       14,938
   Amortization of deferred acquisition costs     12,782       11,123
   Operating                                      23,643       20,212
                                             ------------ ------------
      Total insurance expenses                    53,303       46,273

 Insurance income                                227,600      206,053
                                             ------------ ------------

Investment management services
 Revenues                                         29,240       29,851
 Expenses                                         15,799       14,978
                                             ------------ ------------
 Investment management services income            13,441       14,873
                                             ------------ ------------

Municipal services
 Revenues                                          6,042        5,691
 Expenses                                          5,990        5,604
                                             ------------ ------------
 Municipal services income                            52           87
                                             ------------ ------------

Corporate
 Net investment income                             2,373        2,217
 Interest expense                                 16,949       12,834
 Corporate expenses                                3,663        4,205
                                             ------------ ------------
 Corporate loss                                  (18,239)     (14,822)
                                             ------------ ------------

Gains and losses
 Net realized gains (losses)                      30,157         (836)
 Change in fair value of derivative
  instruments                                     60,209       11,867
                                             ------------ ------------
 Net gains and losses                             90,366       11,031
                                             ------------ ------------

Income before income taxes                       313,220      217,222

Provision for income taxes                        89,894       57,110
                                             ------------ ------------

Income before cumulative effect of accounting
 change                                          223,326      160,112

 Cumulative effect of accounting change              ---       (7,731)
                                             ------------ ------------

Net income                                      $223,326     $152,381
                                             ============ ============

Net income per common share:
 Basic                                             $1.55        $1.03
 Diluted                                           $1.54        $1.02

Weighted-average common shares outstanding:
 Basic                                       144,042,116  148,052,769
 Diluted                                     145,357,445  149,226,198


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums
 Written (in millions)
---------------------------------------------------------------


                                                  Three Months Ended
                                                         March 31
                                                   -------------------
                                                     2003        2002
                                                   -------     -------

Adjusted direct premiums (1)                       $243.5      $155.4

    Adjusted premiums assumed                         5.4         6.0

                                                   -------     -------
Adjusted gross premiums                             248.9       161.4

    Present value of estimated future installment
     premiums (2)                                   (97.9)      (92.1)

                                                   -------     -------
Gross upfront premiums written                      151.0        69.3

    Gross installment premiums received             137.1       117.5

                                                   -------     -------
Gross premiums written                             $288.1      $186.8
                                                   =======     =======

(1) Management believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written as they represent the present value of all premiums expected to be collected on policies closed during the period.

(2) 2003 is discounted at 5.6% and 2002 was discounted at 9.0%.



Components of net income per share
--------------------------------------------------

                                                   Three Months Ended
                                                         March 31
                                                   -------------------
                                                     2003        2002
                                                   -------     -------

Net income                                          $1.54       $1.02

   Cumulative effect of accounting change            0.00       (0.05)
                                                   -------     -------

Net income before accounting change                  1.54        1.07

   Net realized gains                                0.13        0.00

   Change in fair value of derivative instruments    0.27        0.05
                                                   -------     -------

Operating income (1) (2)                            $1.13       $1.02
                                                   =======     =======

(1) Management believes operating income is a useful measurement of performance because it provides income from operations, unaffected by investment portfolio realized gains and losses, and unrealized gains and losses on derivatives contracts.

(2) May not add due to rounding.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share (1)
----------------------------------------------

                                    March 31, 2003  December 31, 2002
                                 -----------------  -----------------

Book value                                  $39.38             $37.95
After-tax value of:
   Deferred premium revenue       12.78              12.38
   Prepaid reinsurance premiums   (2.40)             (2.34)
   Deferred acquisition costs     (1.37)             (1.36)
                                  ------             ------
      Net deferred premium revenue            9.01               8.68
   Present value of installment premiums (2)  6.71               5.84
   Unrealized losses on investment
    contract liabilities                     (0.69)             (0.70)
   Loss provision (3)                        (2.05)                --
                                        -----------        -----------
Adjusted book value                         $52.36             $51.77
                                        ===========        ===========


(1) Management believes the presentation of adjusted book value, which includes items that will not be realized until future periods, provides additional information that gives a more comprehensive measure of the value of the company.

(2) 2003 is discounted at 5.6% and 2002 was discounted at 9.0%.

(3) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.


                  CONSOLIDATED INSURANCE OPERATIONS
----------------------------------------------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------

(dollars in millions)                     March 31,       December 31,
                                             2003             2002
                                        -------------      -----------

   Capital and surplus                    $3,268.3           $3,158.0
   Contingency reserve                     2,289.0            2,276.8
                                        -----------        -----------

       Capital base                        5,557.3            5,434.8

   Unearned premium reserve                2,837.7            2,774.1
   Present value of installment
    premiums (1)                           1,485.4            1,300.1
                                        -----------        -----------

       Premium resources                   4,323.1            4,074.2

   Loss and loss adjustment expense
    reserves                                 245.0              244.9
   Standby line of credit/stop
    loss                                   1,260.8            1,260.8
                                        -----------        -----------

       Total claims-paying
        resources                        $11,386.2          $11,014.7
                                        ===========        ===========


   Net debt service outstanding         $793,296.6         $781,589.4

   Capital ratio (2)                         143:1              144:1

   Claims-paying ratio (3)                    80:1               82:1



(1) 2003 is discounted at 5.6% and 2002 was discounted at 9.0%.

(2) Net debt service outstanding divided by capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after tax), loss and loss adjustment expense reserves, present value of installment premiums (after-tax) and standby line of credit/stop loss.



    CONTACT: MBIA Inc.
             Michael C. Ballinger
             914/765-3893